                     AMENDED AND RESTATED STOCK PURCHASE
                         AND REORGANIZATION AGREEMENT

                                    between

                               NRG ENERGY, INC.

                                      and

                      O'BRIEN ENVIRONMENTAL ENERGY, INC.
                         Dated as of January 31, 1996

                              TABLE OF CONTENTS*
                              -----------------
                                                                        Page
                                                                        ----
ARTICLE I       DEFINITIONS......................................        2
Section 1.1     Certain Defined Terms............................        2
Section 1.2     Other Terms......................................       15
Section 1.3     Other Definitional Provisions....................       15

ARTICLE II      THE ACQUISITION..................................       15
Section 2.1     Issuance and Purchase of Shares..................       15
Section 2.2     Consideration....................................       15
Section 2.4     Substantially Impaired Assets....................       16
Section 2.5     Edgeboro and Grays Development Cost Adjustment...       17
Section 2.6     The Closing......................................       17
Section 2.7     Closing Deliveries...............................       18
Section 2.8     NOL Adjustment...................................       18

ARTICLE III     ADDITIONAL AGREEMENTS AND COVENANTS..............       18
Section 3.1     Access to Information............................       18
Section 3.2     Filings..........................................       19
Section 3.3     Conduct of Business..............................       19
Section 3.4     Employee Matters.................................       21
Section 3.5     Conditions.......................................       21

- -------------------
[* The Table of Contents is inserted for conveinence of reference only and does not constitute part of this Agreement.]

                                                                        Page
                                                                        ----

Section 3.6     Notice of Actions and Proceedings................       21
Section 3.7     Corporate Governance.............................       21
Section 3.8     DIP Loan.........................................       21
Section 3.9     Bankruptcy Filings...............................       22
Section 3.10    Environmental Remediation Obligations............       22
Section 3.11    Other Environmental Matters......................       23
Section 3.12    Holdback.........................................       24
Section 3.13    [RESERVED].......................................       24
Section 3.14    Newark Refinancing...............................       24
Section 3.15    Financial Statements.............................       25
Section 3.16    Acquired Subsidiaries............................       25
Section 3.17    [RESERVED].......................................       25
Section 3.18    [RESERVED].......................................       25
Section 3.19    Cooperation Re Preservation of Tax Credits.......       25
Section 3.20    Assumption and Rejection of Executory Contracts..       26
Section 3.21    Cooperation Re: BPU Approval.....................       26

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE COMPANY....       26
Section 4.1     Corporate Organization...........................       26
Section 4.2     Authorization....................................       27
Section 4.3     Capitalization...................................       27
Section 4.4     No Violation of Orders...........................       27
Section 4.5     Litigation.......................................       28
Section 4.6     Broker...........................................       28
Section 4.7     Title to Assets..................................       28
Section 4.8     Affiliates.......................................       28

                                                                        Page
                                                                        ----

Section 4.9     Designated Obligations...........................       28
Section 4.10    Tax Matters......................................       28

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..       29
Section 5.1     Organization and Authority of the Purchaser......       29
Section 5.2     Authority to Execute and Perform Agreements......       29
Section 5.3     Financing........................................       29
Section 5.4     No Broker........................................       29

ARTICLE VI      CONDITIONS TO THE ACQUISITION....................       29
Section 6.1     Conditions to the Purchaser's Obligation to
                Consummate the Acquisition.......................       29
Section 6.2     Conditions to the Obligation of the Company to
                Consummate the Acquisition.......................       31

ARTICLE VII     AMENDMENT; TERMINATION; ASSIGNMENT; LIQUIDATED
                DAMAGES..........................................       33
Section 7.1     Amendment........................................       33
Section 7.2     Termination......................................       33
Section 7.3     Effect of Termination............................       34
Section 7.4     Minimum Damages if Breach by Purchaser...........       34
Section 7.4     Limitation on Purchaser's Damages................       34

ARTICLE VIII    [RESERVED].......................................       35

ARTICLE IX      MISCELLANEOUS....................................       35
Section 9.1     Expenses.........................................       35
Section 9.2     Entire Agreement; Disclosures in Writing.........       35
Section 9.3     Counterparts.....................................       35
Section 9.4     Headings; Table of Contents......................       35

                                                                        Page
                                                                        ----

Section 9.5     Notices..........................................       35
Section 9.6     Governing Law; Jurisdiction of Court.............       36
Section 9.7     Waiver of Jury Trial.............................       37
Section 9.8     No Third-Party Beneficiaries.....................       37
Section 9.9     Survival of Representations and Warranties.......       37
Section 9.10    Binding Effect; No Assignment....................       37
Section 9.11    Further Assurances...............................       37
Section 9.12    Waivers and Amendments; Non-Contractual Remedies.       38

ARTICLE X       DISCLAIMER.......................................       38

EXHIBITS
- --------
Exhibit A       -       Co-Investment Agreement
Exhibit B       -       DIP Loan Agreement
Exhibit C       -       Liquidating Asset Management Agreement
Exhibit D       -       Management Agreement
Exhibit E       -       New By-laws
Exhibit F       -       New Certificate of Incorporation
Exhibit G       -       DIP Loan Amendment
Exhibit H               Certain Assumptions and Qualifications to Be Set Forth
                        in Opinion of Sills, Cummis, Zuckerman, Radin, Tischman,
                        Epstein & Gross

SCHEDULES
- ---------
Schedule 3.20   -       Rejected Contracts
Schedule 4.1(b) -       Designated Subsidiaries
Schedule 4.3    -       Outstanding Options, Warrants and Other Rights to
                        Acquire Equity Interests
Schedule 4.5    -       Litigation
Schedule 4.8    -       Affiliates
Schedule 4.9    -       Designated Obligations

                     AMENDED AND RESTATED STOCK PURCHASE
                         AND REORGANIZATION AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AND REORGANIZATION AGREEMENT (this "Agreement"), dated as of January 31, 1996, is by and between NRG ENERGY, INC., a Delaware corporation (the "Purchaser") and, as of the date of its execution of this Agreement, O'BRIEN ENVIRONMENTAL ENERGY, INC., a Delaware corporation, as debtor and debtor in possession (the "Company").

                             W I T N E S S E T H :

WHEREAS, the Company is the debtor and debtor in possession in Chapter 11 case number 94-26723 (the "Case") pending before the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court");

WHEREAS, subject to the terms and conditions set forth herein, and pursuant to the Composite Fourth Amended and Restated Plan of Reorganization for the Company proposed by the Company, the Purchaser, Wexford and the Equity Committee (as each such term is defined below) dated January 31, 1996 (as confirmed by the Bankruptcy Court, the "Plan"), the Purchaser desires that it or its designee purchase (i) 41.86% of the issued and outstanding capital stock of the Company, as reorganized under the Plan on the Effective Date thereof (the Company as so reorganized, the "Reorganized Company") and (ii) all of the capital stock of each of the Acquired Subsidiaries (as defined below) (the acquisition of such stock of the Reorganized Company and the Acquired Subsidiaries is hereinafter referred to as the "Acquisition");

WHEREAS, pursuant to the Bidding Procedures Order (as defined below), the Bankruptcy Court determined at the Confirmation Hearing (as defined below) that the Plan-based Bid (as defined by the Bidding Procedures Order) represented by the Stock Purchase and Reorganization Agreement dated as of September 29, 1995, as executed by the Purchaser and filed with the Bankruptcy Court on November 17, 1995 (the "Existing Acquisition Agreement"), and as modified during the course of the Confirmation Hearing and enhanced as a result of the bidding process that took place at the conclusion of the Confirmation Hearing (the "NRG Enhanced Bid"), was the winning Competing Bid (as defined in the Bidding Procedures Order) and that the Purchaser therefore is the Successful Competing Bidder (as defined in the Bidding Procedures Order);

WHEREAS, the Purchaser and the Company desire to amend and restate the Existing Acquisition Agreement to reflect the terms of the NRG Enhanced Bid and certain amendments made to the Plan after November 17, 1995 and embodied in the Plan, as confirmed by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, and subject to the conditions hereinafter set forth, and for the purpose of prescribing the terms and conditions of the Acquisition, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used herein, each of the following terms shall have the meanings ascribed thereto below:

"Acquired Subsidiaries" shall mean (i) O'Brien Biogas Inc. I (SKB); (ii) O'Brien Biogas Inc. VI; (iii) O'Brien Biogas (Mazzaro) Inc.; (iv) O'Brien Biogas (Corona) Inc.; (v) O'Brien Biogas Inc. IV; (vi) O'Brien Biogas (Hackensack) Inc.; (vii) O'Brien Cogen Inc. II (Artesia); (viii) O'Brien Standby Power Energy, Inc.; (ix) O'Brien Biogas Inc. III (Atochem); and (x) O'Brien Biogas Inc. VII.

"Acquisition" shall have the meaning set forth in the Recitals to this Agreement.

"Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Additional NRG Equity Contribution" means the following amount (if any), which the Purchaser shall pay as part of the Cash Purchase Price: (i) the amount, if any, by which (A) the sum of the Reserved Administrative and Cure Claims Cash Amount, the aggregate amount of payments to be made on the Effective Date to holders of Allowed Secured Claims receiving the Cash Payoff Treatment under the Plan, the amount of the O'Brien Parlin Reserve Contribution, the amount of the O'Brien Parlin Paydown Contribution, the amount of the NRG New Loan Expenses, the Retained Working Capital Amount, the General Unsecured Claims Cash Payment, the Class 15 Supplemental Payment, the Wexford-Related Class 15 Supplemental Payment and the Equityholders Cash Payment exceeds (B) the sum of the Cash Purchase Price (prior to giving effect to clause (iii) of Section 2.2(a) and to any Administrative Shortfall Loan made on the Effective Date pursuant to Section 10.8(b) of the Plan) and any other available cash held by the Company immediately prior to the Closing (including without limitation any amounts theretofore received in respect of any Designated Receivable), reduced by (ii) the Substantially Impaired Assets Adjustment Amount (if any) and, if applicable, the $4,000,000 adjustment provided for in Section 2.8.

"Administrative Shortfall Loan" shall have the meaning ascribed to such term in the Plan.

"Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" shall mean the power to direct, or cause the direction of, the management or policies of any Person, whether through ownership of securities, by contract or otherwise.
"Agreement" shall mean this Agreement, the Exhibits and all Schedules hereto. "Allocable Debt Percentage" shall mean 35%. This percentage is calculated as follows:

           $45,000,000          = 35%
   -------------------------
   $45,000,000 +($35,761,000 / 41.86%)

where,

$45,000,000     =       the initial principal amount of the NRG New Loan.

$35,761,000     =       the Cash Equity Contribution (prior to giving effect to
                        certain potential adjustments thereto).

41.86%          =       percentage of equity being purchased by the Purchaser.

"Allocable Equity Percentage" shall mean 27%. This percentage is calculated as follows:

          ($35,761,000 / 41.86%)        x 41.86% = 27%
   -----------------------------------
   $45,000,000 +($35,761,000 / 41.86%)


with the values used to calculate the Allocable Equity Percentage being derived as set forth above in the definition of Allocable Debt Percentage. "Allowed Secured Claims" shall have the meaning ascribed to such term in the Plan.

"Assets" shall mean any and all assets owned by the Company or any Designated Subsidiary or in which the Company or such Designated Subsidiary has rights or privileges, and used by the Company or such Designated Subsidiary in its Business, of every type and description, real, personal and mixed, tangible or intangible, choate or inchoate, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement.

"Assumed Contracts" shall have the meaning set forth in Section 3.20.

"Ballot and Solicitation Order" shall mean the Agreed Order Approving Voting and Balloting Procedures entered by the Bankruptcy Court on November 17, 1995, approving the procedures for the solicitation of acceptances and rejections of the Plan and the form of ballots related thereto.

"Bankruptcy Code" shall mean title 11 of the United States Code, 101, et seq., as amended and in effect on the Petition Date.

"Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of New Jersey or any court of competent jurisdiction then presiding over the Case.

"Bar Date Order" shall mean the order of the Bankruptcy Court entered on December 14, 1995, setting December 29, 1995 as a bar date for the filing of certain administrative expense claims under Bankruptcy Code Section 503(b) against the Company.

"Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as amended.

"Benefit Plan" shall mean any (i) pension, profit sharing, retirement, bonus, deferred compensation, stock purchase, stock option, vacation pay, retirement or severance pay plan or program, and (ii) medical, dental, disability or other such plan or program, whether for existing or former employees which is established, maintained or contributed to (or required to be contributed to) by the Company, any Designated Subsidiary or any ERISA Affiliate.

"Bidding Procedures Order" means the Order (1) Establishing and Approving Bidding Procedures, (2) Setting Sale/Confirmation Hearing (A) to Consider Higher and Better Offers, if any, (B) to Approve (i) Sale of Assets (ii) Assumption and Assignment, as well as Rejection, of Certain Executory Contracts, and (iii) Establishment of Cure Amounts, if any, and Adequate Assurance Terms, and (C) for Plan Confirmation, and (3) Setting Dates for, inter alia, filing of Competing Bids and Plans and Objections entered by the Bankruptcy Court on August 30, 1995.

"Books and Records" shall mean all books and records (or true and complete copies thereof), including all computerized books and records, including, without limitation, all such books and records relating to the purchase or sale of power, materials, supplies and services or dealings with customers.

"BPU Approval" means the approval by the New Jersey Board of Public
Utilities of the amended power purchase agreements to be between Jersey Central Power & Light Company and, respectively, Newark Cogen and Parlin Cogen, as the form of such agreements may be modified as a condition to such approval with the Purchaser's consent, which shall not be unreasonably withheld or delayed.

"Business" shall mean, with respect to the Company or any Designated Subsidiary, the business and operations currently conducted by such Person.

"Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other government action to close.

"Case" shall have the meaning set forth in the Recitals to this Agreement.

"Cash Equity Contribution" shall mean that portion of the Cash Purchase
Price funded by a cash payment by the Purchaser in respect of Purchased Shares in the amount of $35,761,000, subject to adjustment as provided in Sections 2.4 and 2.5 and increased by the amount, if any, of the Additional NRG Equity Contribution.

"Cash Payoff Treatment" shall have the meaning ascribed to such term in the Plan.

"Cash Purchase Price" shall have the meaning set forth in Section 2.2(a).

"Claimants" shall mean the holders of claims against, or equity interests in, the Company.

"Class 15 Supplemental Payment" shall have the meaning ascribed to such term in the Plan.

"Closing" shall have the meaning set forth in Section 2.6.

"Closing Date" shall have the meaning set forth in Section 2.6.

"Closing Period" shall mean the period between September 29, 1995 and the Closing Date.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Co-Investment Agreement" shall mean the Co-Investment Agreement substantially in the form of Exhibit A.

"Committees" shall mean the statutory committees in the Case appointed pursuant to Section 1102 of the Bankruptcy Code.

"Company" shall have the meaning set forth in the preamble to this Agreement.

"Confidentiality Agreement" shall mean the confidentiality agreement between the Purchaser and the Company dated March 8, 1995.

"Confirmation Date" shall mean the date on which the Confirmation Order was entered.

"Confirmation Hearing" shall mean the "Sale/Confirmation Hearing" as defined in the Bidding Procedures Order, which was conducted by the Bankruptcy Court on January 3, 4, 5, 10, 11, 17 and 18, 1996.

"Confirmation Order" shall have the meaning ascribed to such term in the Plan.

"Contracts" shall mean all contracts, agreements, indentures, notes, bonds, loans, instruments, leases, sub-leases, deeds of trust, conditional sales contracts, mortgages, franchises, licenses, commitments or other binding arrangements, express or implied, currently in effect.

"Creditors" shall mean any Person that holds a claim against the Company (i) that arose at the time of or before the commencement of the Case or (ii) of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

"Designated Obligations" shall have the meaning set forth in Section 4.9.

"Designated Receivable" shall have the meaning ascribed to such term in the Plan.

"Designated Subsidiary" shall mean each of Newark Cogen, Parlin Cogen and
OES.

"DIP Loan" shall have the meaning set forth in Section 3.8.

"DIP Loan Agreement" shall mean the Chapter 11 Financing Agreement between the Company and the Purchaser, in the form attached hereto as Exhibit B.

"DIP Loan Amendment" shall have the meaning set forth in Section 3.8.

"DIP Loan Outstanding Amount" shall have the meaning ascribed to such term in the Plan.

"Disclosure Statement" shall mean the Disclosure Statement, including all supplements thereto, relating to, inter alia, the Plan filed with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

"Disclosure Statement Notice Order" shall mean the order of the Bankruptcy Court, establishing the procedure and method of providing notice of the hearing to approve the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code.

"Disclosure Statement Order" shall mean the order of the Bankruptcy Court entered on November 17, 1995, approving the Disclosure Statement pursuant to
Section 1125 of the Bankruptcy Code and establishing the procedure and method of providing notice of the hearing on confirmation of the Plan.

"Dollars" and "$" shall mean lawful currency of the United States of America.

"Edgeboro" shall mean the project commonly referred to as Edgeboro.

"Effective Date" shall have the meaning ascribed to such term in the Plan.

"Element" shall have the meaning set forth in Section 3.10(b).

"Encumbrance" shall mean any mortgage, leasehold interest, right of way, or encumbrance of any nature whatsoever.

"Environment" shall mean any indoor or outdoor ambient air, surface water, ground water, drinking water, building surface, material surface, land surface or subsurface strata.

"Environmental Investigation" shall have the meaning set forth in Section
3.11(a).

"Environmental Laws" shall mean any United States federal, state or municipal law (including common law), statute, ordinance, regulation, order, decree, judgment, decision, ruling, permit or authorization (each as may be in effect from time to time) relating or applicable to pollution or protection of human health or the Environment, including, without limitation, any of the foregoing relating or applicable to emissions, discharges, spills, Releases or threatened Releases of any Material of Environmental Concern into the Environment, or human or natural resource exposure to any Material of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Material of Environmental Concern.

"Environmental Liabilities" shall mean any liability or obligation, including, without limitation, liability for investigatory costs, oversight costs, remediation and cleanup costs, governmental or private response costs and cost recovery actions, natural resource damages, property damages, personal injuries, consequential economic damages, administrative, civil or criminal penalties or forfeitures, and attorneys' fees or other costs of defending an Action asserting liability under any Environmental Law.

"Environmental Notice" shall have the meaning set forth in Section 3.11(c).

"Environmental Report" shall have the meaning set forth in Section 3.11(b).

"Environmental Termination Notice" shall have the meaning set forth in
Section 3.11(e).

"Equipment Held for Sale" shall mean any item of energy equipment, consisting mainly of gas and steam turbines, owned by the Company after the Effective Date and not utilized in a project operated by a Subsidiary, including, to the extent applicable, the energy equipment described in the appraisal dated July 14, 1995 delivered to the Company by

Belyea Company Incorporated, and in the Appraisal dated June 13, 1995 delivered to the Company by Arthur Andersen & Co., SC.

"Equity Committee" shall mean the Official Committee of Equity Security Holders of the Company appointed in the Case.

"Equityholders Cash Payment" shall have the meaning ascribed to such term in the Plan.

"Equity Interest" shall mean any capital stock, equity security or other direct or indirect equity or ownership interest, or any option, warrant, right or security exercisable for or convertible into, any equity security or any direct or indirect equity or ownership interest.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person with which the Company or any Designated Subsidiary would be treated as a single employer under ERISA Section 4001(b)(1) or the regulations thereunder.

"Estimated Environmental Compliance Cost" shall have the meaning set forth in Section 3.11(b).

"Existing Acquisition Agreement" shall have the meaning set forth in the Recitals to this Agreement.

"Existing Debentures" shall mean the following debentures of the Company:
(i) the 7-3/4% Convertible Senior Subordinated Debentures due in March, 2002,
(ii) the 11% Convertible Senior Subordinated Debentures due in March, 2010 and
(iii) the 11% Convertible Senior Subordinated Debentures due in March, 2011.

"Existing Shares" shall have the meaning set forth in Section 4.3(a).

"Final Environmental Compliance Cost" shall have the meaning set forth in
Section 3.11(d).

"GAAP" shall mean generally accepted accounting principles in effect in the United States, consistently applied.

"General Unsecured Claims Cash Payment" shall have the meaning ascribed to such term in the Plan.

"Government Consents" means the notification requirements of the HSR Act, the filing requirements of ISRA and the BPU Approval.

"Governmental Authority" shall mean any domestic or foreign federal, state or local court, agency, department, legislative body, commission, board or other administrative or governmental body.

"Grays Ferry" shall mean the project commonly referred to as Grays Ferry.

"Grays Ferry Partnership Agreement" shall mean the Partnership Agreement, dated as of October 29, 1991, between O'Brien (Schuylkill) Cogeneration, Inc. and Adwin Equipment Company, as amended by a First Amendment dated as of September 17, 1993 and a Second Amendment dated as of September 27, 1994.

"Holdback Escrow Account" shall have the meaning set forth in Section 3.12. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property Rights" shall mean, collectively, any and all patents, trademarks, service marks, copyrights, trade names, know how, technical information and data, trade secrets and other proprietary information or intellectual property rights.

"IRS" shall mean the Internal Revenue Service.

"ISRA" shall have the meaning set forth in Section 3.10.

"ISRA Approval" shall have the meaning set forth in Section 3.10(b).

"Knowledge" and "knowledge", with respect to (i) the Company, shall mean the actual knowledge of Sanders D. Newman, Esq., an Assistant Secretary and Director of the Company and (ii) the Purchaser, shall mean the actual knowledge of Craig A. Mataczynski, a Vice-President of the Purchaser, in either case without any obligation of due inquiry or any other investigation of any kind whatsoever.

"Law" shall mean any statute, law, rule, regulation, ordinance, order, decree, action, restriction, requirement or policy of any Governmental Authority.

"Liability" shall mean any debt, liability and obligation, whether accrued, contingent, disputed, undisputed, secured, unsecured, liquidated, unliquidated, matured or unmatured, including, without limitation, (a) those (i) arising under any Law or Order; (ii) in connection with any Benefit Plan; or (iii) arising under any Contracts; and (b) all environmental Liabilities.

"Lien" shall mean any lien, claim, Encumbrance, security interest, option, charge, restriction or right of any third party of any kind.

"Liquidating Asset Management Agreement" shall mean the Liquidating Asset Management Agreement between the Company and Wexford, substantially in the form of

Exhibit C; provided that the fees payable under the Liquidating Asset Management Agreement shall be modified if and to the extent necessary for such fees to be determined by the Court to be reasonable pursuant to Bankruptcy Code
Section 1129(a)(4).

"Liquidating Assets" shall mean all of the Company's right, title and interest in and to (i) all of the outstanding common stock of Philadelphia Cogen and any management contracts relating to the Philadelphia Water Department Project to which the Company or any Affiliate thereto (other than Philadelphia Cogen) is a party; (ii) all of the equity interest in Philadelphia Biogas Supply, Inc., OES, Puma Power Plant, Ltd. and American Hydrotherm Corp.; and (iii) the Equipment Held for Sale.

"Management Agreement" shall mean the management agreement between the Company and the Purchaser substantially in the form of Exhibit D.

"Material Adverse Effect" shall mean any condition, change or event that, individually or in the aggregate, would materially and adversely affect the business, operations, properties, financial condition or prospects of the Company and its Subsidiaries taken as a whole.

"Material of Environmental Concern" shall mean any chemical and/or its derivatives, pollutant, contaminant, hazardous waste, toxic substance, hazardous substance, hazardous material or Petroleum Product.

"Newark Cogen" means O'Brien (Newark) Cogeneration, Inc.

"Newark Cogen Refinancing Proceeds" means the proceeds, net of closing costs and expenses and repayment of the existing debt being refinanced, realized from a Newark Project Refinancing.

"Newark Loan Proceeds" shall mean $24,000,000, representing the sum of the Newark Cogen Refinancing Proceeds and the proceeds of the NRG Newark Cogen Loan.

"Newark Project" shall mean the gas-fired Newark Cogeneration Facility currently owned by Newark Cogen.

"Newark Project Refinancing" shall mean a refinancing of the debt that is secured by a mortgage on the Newark Project.

"New By-laws" shall mean the new by-laws of the Reorganized Company, to take effect on the Closing Date substantially in the form of Exhibit E.

"New Certificate of Incorporation" shall mean the amended and restated certificate of incorporation of the Reorganized Company to take effect on the Closing Date, substantially in the form of Exhibit F.

"New Common Stock" shall mean the Common Stock, par value $.01 per share, of the Reorganized Company to be issued in accordance with the New Certificate of Incorporation and the Plan.

"New Directors" shall mean the members of the Board of Directors of the Reorganized Company, whose term shall commence as of the Closing Date and who shall be designated pursuant to the Plan.

"NJDEP" shall have the meaning set forth in Section 3.10(b).

"NRG Enhanced Bid" shall have the meaning set forth in the Recitals to this Agreement.

"NRG Mandatory Supplemental Loan" shall have the meaning set forth in the Plan.

"NRG New Loan" shall mean the loan in an initial principal amount equal to the NRG New Loan Initial Principal Amount to be made by the Purchaser to the Reorganized Company under the NRG New Loan Agreement.

"NRG New Loan Agreement" shall mean the loan agreement providing for the NRG New Loan substantially in the form filed with the Bankruptcy Court on January 2, 1996.

"NRG New Loan Expenses" shall mean the reasonable out-of-pocket costs and expenses of up to $100,000 incurred by the Purchaser in connection with the NRG New Loan and referred to in Section 9.05 of the NRG New Loan Agreement.
"NRG New Loan Initial Principal Amount" means that principal amount of the NRG New Loan equal to $45,000,000, subject to possible reduction to the extent the principal amount of the NRG New Loan is to be reduced as provided in
Section 2.4.

"NRG New Loan Proceeds" means the proceeds realized by the Reorganized Company from the NRG New Loan, net of the NRG New Loan Expenses of up to $100,000.

"NRG Newark Cogen Loan" shall mean a loan that will be made by the Purchaser to the Company, on the Closing Date, pursuant to the NRG Newark Cogen Loan Documentation in an amount equal to the amount, if any, by which $24,000,000 exceeds the Newark Cogen Refinancing Proceeds, which loan will be secured by a Lien on all payments received or receivable by the Company from Newark Cogen, whether by dividend, pursuant to any management agreement between the Company and Newark Cogen, or otherwise, if and to the extent not prohibited by any loan or other financing agreement to which Newark Cogen or any of its Affiliates now or hereafter is a party.

"NRG Newark Cogen Loan Documentation" means the loan agreement, security agreement and other loan documentation relating to the NRG Newark Cogen Loan, substantially in the form filed with the Bankruptcy Court on January 2, 1996.

"O'Brien Parlin Paydown Contribution" shall have the meaning ascribed to such term in the Plan.

"O'Brien Parlin Reserve Contribution" shall have the meaning ascribed to such term in the Plan.

"OES" shall mean O'Brien Environmental Services Company, a Delaware corporation.

"Order" shall mean any order, writ, judgment, injunction, decree, determination or award of a Governmental Authority.

"Organizational Documents" shall mean the certificate of incorporation, articles of association, partnership agreement, by-laws and other organizational documents of the Company and any Designated Subsidiary.

"Outside Date" shall have the meaning set forth in Section 7.2(g).

"Parlin Cogen" shall mean O'Brien (Parlin) Cogeneration, Inc.

"Permits" shall mean all permits, licenses, certificates, franchises and other authorizations, consents and approvals of any Governmental Authority.

"Permitted Liens" shall mean (i) Liens against property of the Company that are specifically identified and treated under the Plan, (ii) Liens that secure any Designated Obligation, and (iii) any other Lien disclosed to the Purchaser prior to the date hereof.

"Person" shall mean any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Petition Date" means September 28, 1994, the date on which the Company commenced the Case in the Bankruptcy Court.

"Petroleum Products" shall mean petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents or derivatives.

"Philadelphia Cogen" means O'Brien (Philadelphia) Cogeneration, Inc., a Delaware corporation.

"Philadelphia Water Department Project" shall mean the cogeneration and standby electric generating facility currently owned by Philadelphia Cogen.

"Plan" shall have the meaning set forth in the Recitals to this Agreement.

"Preliminary NOL-Related Injunction" means the Order Granting Preliminary Injunction Enjoining Certain Transfers of O'Brien Common Stock, entered by the Bankruptcy Court in the Case on October 27, 1995.

"Purchased Company Shares" shall mean the shares of New Common Stock to be acquired by the Purchaser pursuant to this Agreement and the Plan.

"Purchased Shares" shall have the meaning set forth in Section 2.1.

"Purchased Subsidiary Shares" shall mean all of the issued and outstanding capital stock of each of the Acquired Subsidiaries owned by the Company or any of the Subsidiaries.

"Purchaser" shall have the meaning set forth in the Preamble to this Agreement.

"Real Property" shall mean all real property and interests in real property, including, without limitation, buildings, structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto.

"Rejected Contracts" shall have the meaning set forth in Section 3.20.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, dumping or disposing into the Environment, whether intentional or unintentional.

"Remediation Agreement" shall have the meaning set forth in Section 3.10(b).

"Remediation Escrow Funds" shall have the meaning set forth in Section
3.11(e).

"Reorganized Company" shall have the meaning set forth in the Recitals to this Agreement.

"Representatives" shall mean with respect to either party, the directors, officers and employees of such party or its subsidiaries and its accountants, legal counsel, financial advisors, technical advisors and other such agents or representatives.

"Reserved Administrative and Cure Claims Cash Amount" shall have the meaning ascribed to such term in the Plan.

"Retained Working Capital Amount" shall have the meaning ascribed to such term in the Plan.

"SEC" shall mean the Securities and Exchange Commission.

"Section 2.4 Expert" shall have the meaning specified in Section 2.4(b)(i)

"Section 2.4(a) Notice" shall have the meaning set forth in Section 2.4(a).

"Subsidiaries" shall mean each of the corporations and partnerships listed in Schedule 4.8.

"Subsidiary Equity Interests" shall mean any Equity Interests in any Subsidiary held directly by the Company or any Designated Subsidiary.

"Substantial Impairment" shall have the meaning set forth in Section 2.4(a).

"Substantially Impaired Assets Adjustment Amount" shall have the meaning set forth in Section 2.4(a).

"Substantially Impaired Assets" shall have the meaning set forth in Section 2.4(a).

"Termination Date" shall have the meaning set forth in Section 7.2.

"Termination Expenses" shall mean the documented out-of-pocket costs and expenses (including without limitation attorneys', financial advisors', accountants, engineers' and other consultants' fees) incurred by the Purchaser and its Affiliates in connection with (a) the preparation, negotiation and execution of letters of intent, this Agreement, the Plan and other Transaction Documents, (b) the investigation of the business and operations of the Company and other due diligence efforts of the Purchaser and its Affiliates and their professionals and advisors in connection with the Transactions and (c) the pursuit of the Transactions, including obtaining confirmation of the Plan; provided that in no event shall the Termination Expenses exceed an amount equal to (y) $1,000,000 plus (z) $250,000 for each thirty calendar day period (as may be pro-rated on per diem basis for any partial periods) after August 15, 1995, subject to a carry forward to any subsequent period to the extent the amount in any such period is less than $250,000.

"Termination Fee" means $2,000,000.

"Transaction Documents" shall mean the contracts, agreements, documents and instruments contemplated to be entered into by the terms of this Agreement and the Plan.

"Transactions" shall mean the Acquisition and related transactions contemplated hereby and under the Transaction Documents.

"UGST" shall have the meaning set forth in Section 3.10(b).

"Wexford" shall mean Wexford Management Corp., a Delaware corporation.

"Wexford-Related Class 15 Payment" shall have the meaning ascribed to such term in the Plan.

"Woodward Clyde" shall have the meaning set forth in Section 3.11(a).

SECTION 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

SECTION 1.3  Other Definitional Provisions.

(a) The words "hereof", "hereto", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to Sections, Exhibits and Schedules shall be construed as references to Sections, Exhibits and Schedules of this Agreement unless the context otherwise requires.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                                  ARTICLE II

                                THE ACQUISITION

SECTION 2.1 Issuance and Purchase of Shares. On the terms and subject to the conditions of this Agreement and in consideration of the payment by the Purchaser of the Cash Purchase Price, payable as set forth in Section 2.2, on the Closing Date, the Reorganized Company shall issue or sell to the Purchaser or its designee, as relevant, and the Purchaser or its designee shall purchase from the Reorganized Company, (i) the Purchased Company Shares; and (ii) the Purchased Subsidiary Shares (collectively, the "Purchased Shares"). At the Closing (i) the Purchased Company Shares shall constitute 41.86% of the issued and outstanding shares of New Common Stock, and (ii) the Purchased Subsidiary Shares shall constitute 100% of the issued and outstanding shares of capital stock of the Acquired Subsidiaries .

SECTION 2.2  Consideration.

(a) On the Closing Date, the Purchaser shall pay or cause to be paid to the Company for distribution to the Claimants in accordance herewith and with the Plan and the Confirmation Order, $104,761,000, (i) reduced by the NRG New Loan Expenses of up to $100,000, (ii) increased or reduced, as applicable, by the adjustments to the Cash Equity Contribution provided for in Sections 2.4, 2.5 and 2.8, (iii) increased by the amount of any Additional NRG Equity Contribution, and (iv) increased by the aggregate amount of any NRG Mandatory Supplemental Loan; provided that the NRG Mandatory Supplemental Loan shall be deferred until after the Effective Date as and to the extent provided in
Section 10.8(b) of the Plan (the "Cash Purchase Price").

(b) The Cash Purchase Price shall be paid by the wire transfer of immediately available funds to a bank account designated in writing by the Company, reduced by the Holdback Escrow Amount, if any, and by the amount of any then outstanding DIP Loan that the Purchaser elects, pursuant to Section 3.8, to offset against the Cash Purchase Price, subject to the terms of the DIP Loan Agreement and the Plan.

SECTION 2.3  [RESERVED]

SECTION 2.4  Substantially Impaired Assets.

(a) Adjustment. In the event that during the period from January 18, 1996 through the Closing, there shall have been a material adverse change in the Assets or Business of Parlin Cogen or Philadelphia Cogen (other than a material adverse change arising from any fact, condition or circumstance that (I) existed any time prior to January 18, 1996, (II) (A) was or (B) could have been or should have been discovered by the Purchaser (or any of its Representatives) any time prior to January 18, 1996, assuming in the case of clause (B) a discovery or due diligence process conducted in a reasonable manner and scope taking into account the condition, size, quantity, quality, type, value and status of the relevant Asset or Business, and (III) if so discovered by the Purchaser (or any of their respective Representatives) should have indicated to the Purchaser that a Substantial Impairment arising from such fact, condition or circumstance was reasonably likely to occur during the period from January 18, 1996 through the Closing) such that the Business of Parlin Cogen or Philadelphia Cogen cannot be conducted after the Closing Date in substantially the same manner as it was conducted as of January 18, 1996 ("Substantial Impairment"), then the Purchaser may elect to reduce the Cash Purchase Price by an amount (the "Substantially Impaired Assets Adjustment Amount") equal to, in the case of the Cash Equity Contribution, the Allocable Equity Percentage, and in the case of the aggregate principal amount of the NRG New Loan, the Allocable Debt Percentage, of the fair market value of (y) all the Assets and Business of Parlin Cogen as of January 18, 1996 (if there has been Substantial Impairment to the Assets or Business of Parlin Cogen) or (z) the issued and outstanding capital stock of Philadelphia Cogen as of January 18, 1996 (if there has been Substantial Impairment to Philadelphia Cogen) (such Assets, Business or capital stock in the case of any such event being referred to herein respectively as "Substantially Impaired Assets"), as the case may be, as mutually determined by the Purchaser and the Company.

By written notice from the Purchaser to the Company delivered at least five
(5) calendar days prior to the Closing (a "Section 2.4(a) Notice") the Purchaser shall notify the Company of the Substantially Impaired Assets Adjustment Amount, if any, attributable to the period from and including January 18, 1996 through the Closing Date.

(b) Dispute Resolution. If the Company and the Purchaser (or their respective Representatives) are unable to resolve any disagreement with respect to the Substantially Impaired Assets Adjustment Amount within five (5) calendar days following receipt by the Company of the Section 2.4(a) Notice then:

        (i) the matter(s) in dispute will be immediately referred to an independent third party valuation expert qualified to value the matter(s) in dispute (a "Section 2.4 Expert") (A) selected by the Company and the Purchaser mutually within five (5) calendar days following receipt by the Company of the
Section 2.4(a) Notice or (B) if the Company and the Purchaser are unable to mutually select a Section 2.4 Expert within five (5) calendar days following receipt by the Company of the Section 2.4(a) Notice, designated by the Bankruptcy Court, which designation and valuation shall be final and binding on the parties, without right of appeal or other review; and

        (ii) subject to the terms and conditions of this Agreement, the parties shall effect the Closing of the Transactions (notwithstanding such dispute and referral to the Section 2.4 Expert); provided that the Company shall receive from the Purchaser but place in an escrow account established by Order of the Bankruptcy Court at the Closing an amount equal to a good faith estimate of the disputed portion of the Substantially Impaired Assets Adjustment Amount as reasonably determined by the Purchaser; provided, further, that the Company shall have the obligation to place in the escrow account the respective amounts and types of Consideration described above only if the Purchaser delivers to the Company a report that sets forth in reasonable detail the basis for its estimate of the Substantially Impaired Assets Adjustment Amount.

SECTION 2.5 Edgeboro and Grays Ferry Development and Acquired Subsidiaries Cost Adjustment.

(a) In the event the Company makes capital contributions or incurs any development costs in connection with Edgeboro or Grays Ferry using funds provided to the Company under the DIP Loan Agreement, then the Cash Equity Contribution shall be increased by an amount equal to the sum of (i) the aggregate amount of such funds used to make capital contributions or to pay development costs in connection with Edgeboro, plus (ii) 41.86% of the aggregate amount of such funds used to make capital contributions or to pay development costs in connection with Grays Ferry, plus (iii) any interest accrued on the amounts specified in the foregoing clauses (i) and (ii) pursuant to the DIP Loan Agreement.

(b) In the event that from November 2, 1995 through the Closing Date the Company makes capital contributions or incurs any testing, equipment acquisition or other costs in connection with its obligations pursuant to
Section 3.19 of this Agreement, regarding the preservation of tax credits relating to biogas projects, using funds provided to the Company under the DIP Loan Agreement, then the Cash Equity Contribution shall be increased by an amount equal to the lesser of (i) $300,000 or (ii) the amount of such funds used to make such capital contributions or pay such testing, equipment acquisition or other costs.

SECTION 2.6 The Closing. The closing of the Acquisition (the "Closing") will take place at the offices of the Purchaser's counsel, Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. New York City time on a date designated by the Purchaser which is not later than ten (10) Business Days following the date on which all of the conditions set forth in Article VI have been satisfied or waived by the Purchaser, in the case of the conditions specified in Section 6.1, or by the Company, in the case of the conditions specified in Section 6.2; provided that, if the last condition set forth in
Article VI to be satisfied is the condition in Section 6.1(b), and such condition is not satisfied until on or after February 15, 1996, such date so designated by the Purchaser shall not be later than five (5) Business Days following the date on which all such conditions have been satisfied or so waived. The date on which the Closing actually occurs shall be referred to herein as the "Closing Date."

SECTION 2.7 Closing Deliveries. At the Closing, subject to the satisfaction of the terms and conditions set forth herein, (i) the Purchaser will pay or cause to be paid or made available the Cash Purchase Price in the manner set forth in Section 2.2 and the Plan and deliver to the Company the other documents specified in Section 6.2, (ii) the Company shall deliver to the Purchaser (a) stock certificates representing the Purchased Shares registered in the name of the Purchaser or its designee and (b) the other documents specified in Section 6.1 and (iii) the other Transactions to be consummated on the Closing hereunder and on the Effective Date of the Plan shall be consummated.

SECTION 2.8 NOL Adjustment. If any of the "five percent" shareholders (as such term is used in Section 382 of the Code, but determined on the basis of the Class A stock and the Class B stock having an equal per share value) of the Company have, directly or indirectly, increased their ownership of the stock of the Company resulting in an increase by more than 50 percentage points in the aggregate (within the meaning of Section 382(g) of the Code, calculated on the basis of the Class A stock and the Class B stock having an equal per share value) at any time during the three-year period preceding the date of the Confirmation Hearing, then the Cash Purchase Price shall be reduced by $4,000,000 (such reduction to be effected through a reduction in the amount of the Cash Equity Contribution). If the Preliminary NOL-Related Injunction remains in effect continuously until the Closing Date, no reduction in the Cash Purchase Price shall be made pursuant to this Section 2.8.

                                  ARTICLE III

                      ADDITIONAL AGREEMENTS AND COVENANTS

SECTION 3.1  Access to Information.

(a) During the Closing Period, during reasonable business hours and upon reasonable notice, the Company shall make available to the Purchaser and its Representatives the Company's Books and Records. The Purchaser shall be entitled, through its Representatives, to make such investigation of the Business of the Company and the Subsidiaries as the Purchaser wishes; provided, that such investigation by the Purchaser shall not diminish, obviate or qualify in any respect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Notwithstanding anything in this Section 3.4 to the contrary, the Company shall not be required to provide any Books or Records to the extent the disclosure of such Books and Records would compromise any attorney-client privilege between the Company and its counsel.

(b) During the Closing Period, the Company shall cooperate with the Purchaser and the Purchaser shall cooperate with the Company in the development and distribution of all news releases and other public information disclosures with respect to the Transactions, and neither the Company nor the Purchaser shall make any such disclosures without the consent of the other party (which consent shall not be unreasonably withheld); provided that nothing contained herein shall prevent the Company or the Purchaser from disclosing or making a public filing of any information which its respective counsel advises is required by applicable law; provided further that, in the event such disclosure or filing is required by either party, such party shall give such prior notice thereof to the other party hereto as is practical under the circumstances.

(c) During the Closing Period, the Company shall afford to the Purchaser and its Representatives reasonable access to the Real Property owned or leased by the Company or any Subsidiary or, subject to any prohibitions or restrictions set out in any leasehold Contract or any document related thereto, any leasehold interest of the Company for performance of any investigations, surface and subsurface sampling or testing and necessary remedial actions the Purchaser may elect to conduct. The Purchaser shall provide reasonable advance notice to the Company and shall conduct such activities consistent with the Company's safety policies and procedures applicable to activities conducted at or on the Real Property or any leasehold interest of the Company or any Subsidiary and, to the extent practicable, during the Company's normal business hours.

SECTION 3.2 Filings. During the Closing Period, each of the Company and the Purchaser shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the Acquisition and to the extent not previously filed. During the Closing Period, each party shall consult with the other as to the appropriate time of filing of such notifications and shall use its reasonable efforts to make such filings at the agreed upon time, and to respond promptly to any requests for additional information made by either of such agencies.

SECTION 3.3 Conduct of Business. During the Closing Period, the Company shall use its reasonable efforts, and shall cause each Subsidiary to use its reasonable efforts, to conduct its Business substantially in the ordinary course. If any event occurs that requires the Company or such Subsidiary as a matter of Law to take any action not in the ordinary course, the Company will so notify the Purchaser in advance of the taking of any such action. During the Closing Period, the Company shall not and shall ensure that each Subsidiary does not, take or fail to take any action, enter into or assume, any Contract, or enter into any amendment of any such Contract, that would materially adversely affect the Business of the Company or any of its Subsidiaries.
Without limiting and subject to the foregoing sentences in this Section 3.3, during the Closing Period, none of the Company or any Subsidiary shall undertake any of the following actions, without the Purchaser's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (the Purchaser acknowledges that, if the Closing has not theretofore occurred, it may be necessary for the Company to obtain debtor-in-possession financing on or after March 1, 1996 of up to $250,000 per month for the same purposes as identified in the DIP Loan Agreement):

(a) amend its Organizational Documents or merge with or into or consolidate with any other Person, or change or agree to change the character of its Business in any manner;

(b) waive any right material to any of the Assets owned by it, either individually or in the aggregate;

(c)     dispose of any of its assets;

(d) enter into any contract involving a commitment or obligation of the Company having a value of $100,000 or more, which obligation may be secured by a Lien on any Assets in whole or in part;

(e) terminate any contract, or enter into any contract or amend, modify, waive, supplement or make prepayments under any contract, in each case involving a commitment or obligation of the Company having a value of $100,000 or more; or

(f) exercise or fail to exercise any material option with respect to the Assets available to such Person which expires on or prior to the Closing Date without prior written notice to the Purchaser; provided, that the Purchaser shall give notice to the Company at least ten (10) Business Days prior to the expiration date of any such option, in the event the Purchaser desires the Company or the relevant Subsidiary to take a course of action in respect to such option; or

(g) authorize, issue, sell, purchase, or create any Lien or Encumbrance on any of its Equity Interests or declare, set aside, or pay any dividends on, or reclassify, redeem or otherwise acquire any Equity Interest.

During the Closing Period, the Company and the relevant Subsidiaries shall use their reasonable efforts to continue to develop Edgeboro and Grays Ferry in the ordinary course of their Business and in a manner consistent with the development of previous projects by the Company and such Subsidiaries and, the Company and the relevant Subsidiaries shall not take any material action, or fail to take any material action with respect to such projects, whether or not such action or inaction would be in the ordinary course of business or consistent with past practices, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Company and such Subsidiaries shall not be required to make such capital contributions or incur any development costs in connection with such projects unless sufficient funds to make such capital contributions or incur any development costs are provided under the DIP Loan in which case such contributions shall be made to and such development cost shall be paid in respect of the applicable entities.

SECTION 3.4 Employee Matters. Except as may be required by applicable Law or in accordance with any Benefit Plan document applicable at the time, neither the Purchaser nor the Company shall have any obligation to maintain any Benefit Plan or any particular level of benefits and all such Benefit Plans and benefits may be terminated or modified at any time after the Closing in the sole discretion of the Purchaser.

SECTION 3.5 Conditions. The Purchaser and the Company agree that during the Closing Period, each such party will use reasonable efforts to fulfill the conditions set forth in Article VI as promptly as practicable but in no event later than the Outside Date.

SECTION 3.6 Notice of Actions and Proceedings During the Closing Period, the Company shall promptly notify the Purchaser of any written notice received by the Company with respect to Actions commenced or, to its knowledge, threatened, involving or affecting the Company or any Subsidiary or any of their respective Businesses or which could have a Material Adverse Effect.

SECTION 3.7 Corporate Governance. Effective on the Closing Date and as specified in the Plan, the Board of Directors of the Reorganized Company shall consist of seven New Directors, of whom (i) four shall have been designated by the Purchaser, (ii) one shall have been designated by Wexford, (iii) one shall have been designated by the Equity Committee and (iv) one shall have been jointly designated by Wexford and each of the holders of Existing Shares who are members of the Equity Committee, provided that, at the option of the Purchaser, the Board of Directors of the Reorganized Company shall consist of six New Directors, of whom three shall have been designated by the Purchaser and the remaining three shall have been designated as described in clauses
(ii), (iii) and (iv), above.

SECTION 3.8  DIP Loan.  At or prior to the Closing, but subject to Article
II and Section 6.12(a) of the Plan, the Company shall repay to the Purchaser all amounts (including principal, accrued interest and all other amounts) outstanding (any such amount, a "DIP Loan") under the DIP Loan Agreement; provided that, at or prior to the Closing, the Company and the Purchaser shall execute and the Bankruptcy Court shall approve the DIP Loan Amendment in form of Exhibit G hereto (the "DIP Loan Amendment") that eliminates the proviso in
Section 1.9 of the DIP Loan Agreement that, based on the amount of DIP Loan proceeds used by the Company to make capital contributions or pay development costs in connection with Edgeboro or Grays Ferry, reduces the amount required to be paid to the Purchaser to satisfy the Company's obligations in respect of the DIP Loans (which proviso is superseded by the provisions of Section 2.5 hereof). Subject to Article II and Section 6.12(a) of the Plan, to the extent a DIP Loan remains outstanding as of the Closing Date, the Purchaser may, at its election, set off the amount of such DIP Loan against the Purchase Price and the Company shall accept payment of such reduced Purchase Price on the Closing Date as payment in full of the Purchase Price hereunder. All amounts payable at the Closing of the

DIP Loan Agreement with respect to professional fees shall be subject to the approval of the Bankruptcy Court.

SECTION 3.9 Bankruptcy Filings. During the Closing Period, the Company shall deliver to the Purchaser (i) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that the Company files in the Case within a reasonable time after filing, but with respect to any such papers that relate to the Purchaser, not less than twenty-four (24) hours before the filing of such papers and (ii) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Case.

SECTION 3.10  Environmental Remediation Obligations.

(a) The parties hereto acknowledge that the Transactions may be subject to compliance with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending or successor legislation and regulations ("ISRA").

(b) To permit completion of the Transactions in compliance with ISRA, during the Closing Period, the Company shall use reasonable efforts to comply with ISRA by seeking to obtain one of the following, at the Company's discretion, from the Industrial Site Evaluation Element or its successor ("Element") of the New Jersey Department of Environmental Protection or its successor ("NJDEP"):
(i) a non-applicability letter; (ii) a de minimis quantity exemption; (iii) approval of the Company's negative declaration; or (iv) approval of a remediation agreement as that term is used in N.J.S.A. 13:1K-9(e) (a "Remediation Agreement") (each of the items referred to in clauses (i)-(iv) above being referred to herein as an "ISRA Approval"); provided, that if any Remediation Agreement includes an ongoing remediation waiver pursuant to N.J.S.A. 13:1K-11.5 or a release from an underground storage tank ("UGST") waiver pursuant to N.J.S.A. 13:1K-11.6, the cost of completing the ongoing remediation or remediating the release from the UGST will be included in the Estimated Environmental Compliance Cost and the Final Environmental Compliance Cost.

(c) If remediation pursuant to one or more Remediation Agreements is required by the Element, then the Purchaser, subject to the provisions of
Section 3.11, shall be responsible for implementing each Remediation Agreement and satisfying all other requirements under ISRA, including, but not limited to, obtaining a no further action letter from the Element upon compliance with such Remediation Agreement. During the Closing Period, the Company shall, at its sole cost and expense, cooperate with the Purchaser in providing any information within the Company's control and by executing any documents (other than financial assurances) deemed necessary by the Element in connection with the ISRA process.

(d) The Purchaser, to the extent required, shall provide remediation funding sources satisfactory to the Element. The Purchaser shall be entitled to fund from the

Holdback Escrow Account (if any funds are placed in such account by the Company)
(i) the provision of remediation funding sources and all reasonable fees and expenses of attorneys and consultants and (ii) all cost of investigation and remediation incurred in connection with the soil and groundwater clean-up required by any Remediation Agreement; provided, that the Purchaser shall remediate on a reasonably low-cost basis so long as any amount in the Holdback Escrow Account is available to fund such remediation; provided further, that Purchaser shall expend up to $3,000,000 from its own funds before expending any funds from the Holdback Escrow Account pursuant to Section 3.11(e).

SECTION 3.11  Other Environmental Matters.

(a) During the Closing Period, the Purchaser and the Company shall jointly engage, at the Purchaser's expense, Dames & Moore to conduct Phase I and Woodward Clyde Consultants ("Woodward Clyde") to conduct Phase II environmental assessments of the Real Property owned by Parlin Cogen or Newark Cogen and leasehold interests owned or leased by the Company or the Designated Subsidiaries (the "Environmental Investigation").

(b) The objective of the Environmental Investigation shall be to (i) identify those activities necessary to comply in all respects with ISRA and, if necessary, obtain a no further action letter; and (ii) estimate the reasonably low cost for implementing those activities necessary to comply in all respects with ISRA requirements relating thereto (cumulatively, the "Estimated Environmental Compliance Cost"); provided, that the determination of the reasonably low cost of implementing those activities necessary to comply in all respects with ISRA shall be based either on (A) the least stringent remediation standards applicable to the subject property as used on the date hereof, or (B) any alternative non-residential use soil and groundwater remediation standard that is approved by the Element for application in connection with this ISRA process, whichever is less stringent; and provided, further, that the determination of the reasonable low cost of implementing those activities necessary to comply in all respects with ISRA shall not incorporate the use of a Declaration of Environmental Restrictions of any other site use restrictions or engineering controls which require written approval by any third party (including, without limitation, NJDEP or the owner or operator of any Real Property) where it is not reasonably certain that such written approval will be obtained. Woodward Clyde shall submit to the Purchaser and the Company a written report (the "Environmental Report") describing the results of the Environmental Investigation and identifying the Estimated Environmental Compliance Cost.

(c) Within five (5) Business Days of receipt by the Purchaser and the Company of the Environmental Report and the proposed Remediation Agreement(s), if applicable, either the Purchaser or the Company may deliver a written notice (an "Environmental Notice") to the other of any objections, and the bases therefor, which they may have to the Estimated Environmental Compliance Cost contained in the Environmental Report. Failure of any party to deliver an Environmental Notice within the prescribed time will constitute such party's acceptance of the Estimated Environmental Compliance Cost contained in the Environmental Report.

(d) If the Purchaser and the Company are unable to resolve any disagreement with respect to the estimated Environmental Compliance Cost within five (5) Business Days of their respective receipt of an Environmental Notice, then the dispute involving the Environmental Compliance Cost will be immediately referred to the Bankruptcy Court for final resolution, which resolution shall be final and binding on the parties, without right of appeal or other review. All such disputes must be resolved prior to the Closing Date. The Estimated Environmental Compliance Cost, as the same may be confirmed or modified by mutual agreement among the parties or by the foregoing dispute resolution procedures is hereinafter referred to as the "Final Environmental Compliance Cost."

(e) If the Final Environmental Compliance Cost exceeds $3,000,000, the Purchaser may, by written notice (an "Environmental Termination Notice") to the Company within five (5) Business Days of the determination of the Final Environmental Compliance Cost, elect not to complete the Transactions and to terminate this Agreement; provided, that if the Company, by written notice to the Purchaser within five Business Days of the Company's receipt of the Environmental Termination Notice (i) elects to contribute funds (the "Remediation Escrow Funds") to the Holdback Escrow Account in an amount equal to the amount by which the Final Environmental Compliance Cost exceeds $3,000,000, and (ii) agrees to contribute said Remediation Escrow Funds to the Holdback Escrow Account (the Company may elect to contribute the Remediation Escrow Funds from the Cash Purchase Price on the Closing Date), then notwithstanding the Environmental Notice, the Purchaser shall be obligated to consummate the Transactions upon the Company's contribution of such Remediation Escrow Funds, subject to the conditions set forth herein.

(f) (i) The Purchaser shall be responsible for all costs relating to the preparation of the Environmental Report and (ii) the Purchaser and the Company shall bear their own costs relating to any challenge to the Estimated Environmental Compliance Cost.

SECTION 3.12 Holdback. Notwithstanding anything to the contrary contained herein, to fund the remediation obligations of the Purchaser pursuant to Sections 3.10 and 3.11, subject to Section 3.11(e), the Remediation Escrow Funds, if any, will be placed in an escrow account established by order of the Bankruptcy Court at the Closing (the "Holdback Escrow Account"). Such amount will be paid to the Purchaser from time to time to the extent that the Bankruptcy Court determines that the Purchaser requires funding in respect of its remediation obligations pursuant to Sections 3.10 or 3.11. Notwithstanding anything in this Agreement to the contrary, on the later of (A) six (6) months after the Closing Date and (B) upon completion of all work under the Remediation Agreement(s) and subsequent receipt of the related no further action letter(s) from the Element, any remaining balance in the Holdback Escrow Account shall be released in accordance with the Plan so long as no dispute is pending as of such date as to whether the amounts are to be released.

SECTION 3.13  [RESERVED].

SECTION 3.14 Newark Refinancing. The Purchaser acknowledges and agrees that its obligations to consummate the Transactions and to pay or cause to be paid the

Cash Purchase Price as described in Section 2.2(a) is not conditioned on the Newark Project Refinancing, or the realization of any Newark Cogen Refinancing Proceeds.

SECTION 3.15 Financial Statements. During the Closing Period the Company shall, and shall cause the Subsidiaries and its and their Representatives to, cooperate with the Purchaser and its designated firm of independent public accountants (the "Purchaser's Accountants") in the preparation of Audited Consolidated Balance Sheets as of June 30, 1995 (or such other date as may be reasonably specified by the Purchaser), together with notes thereto, and related Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows of the Consolidated Company, together with the notes thereto, for the year ended June 30, 1995 (or such other date as may be reasonably specified by the Purchaser), certified by the Purchaser's Accountants. The expenses of the preparation of such audited financial statements shall be paid by the Purchaser.

SECTION 3.16  Acquired Subsidiaries.   During the Closing Period, the
Company shall use its reasonable efforts to cooperate with the Purchaser to ensure that all material Assets relating to the : (i) SmithKline Beecham Biogas and standby energy projects are held by O'Brien Biogas Inc. I (SKB) and O'Brien Standby Power Energy, respectively; (ii) Corona Biogas project are held by O'Brien Biogas (Corona) Inc.; (iii) Duarte biogas project are held by O'Brien Biogas Inc. VI; (iv) Mazzaro biogas project are held by O'Brien Biogas (Mazzaro) Inc., (v) Edgeboro biogas project are held by O'Brien Biogas Inc.
(IV); (vi) Hackensack Meadowlands biogas project are held by O'Brien Biogas (Hackensack) Inc.; and (vii) California Milk Producers project are held by O'Brien Cogeneration, Inc. II and, if necessary, will cooperate with Purchaser to ensure that all contracts being performed by any one of the foregoing entities have been amended, modified or assigned as necessary to ensure that the party performing such contract is the party named in the document evidencing such contract. In any case in which an Acquired Subsidiary has separate Company net operating loss carry forwards, the use of which would be limited after the sale of the capital stock of such Acquired Subsidiary to the Purchaser, if requested to do so by the Purchaser, and if doing so would not result in the Company having liability for income taxes as a result of the elections in excess of the amount of such liability absent such election, the Company shall join with the Purchaser in making a joint election pursuant to
Section 338(h)(10) of the Code with respect to the Purchaser's acquisition of any or all of the Acquired Subsidiaries. The Company shall be liable for all Taxes resulting from such elections.

SECTION 3.17  [RESERVED].

SECTION 3.18  [RESERVED].

SECTION 3.19 Cooperation Re Preservation of Tax Credits. The Company agrees to, and to cause the Acquired Subsidiaries to reasonably cooperate on a timely basis with the Purchaser in connection with any necessary pump tests or other tests, other actions or commitments that the Purchaser may request with regard to any biogas project operated by the Company or any

Acquired Subsidiary, in order to preserve Code Section 29 tax credits that may be available in connection therewith.

SECTION 3.20 Assumption and Rejection of Executory Contracts. All unexpired leases and executory contracts to which the Company was a party on the Petition Date set forth on Schedule 3.20 hereof (the "Rejected Contracts") shall be rejected pursuant to the Plan in accordance with sections 365 and 1123(b)(2) of the Bankruptcy Code at or prior to the Effective Date. Pursuant to sections 365 and 1123 of the Bankruptcy Code, the Company shall assume, effective on the Effective Date, all unexpired leases and executory contracts to which the Company was a party on the Petition Date other than the Rejected Contracts and such unexpired leases and executory contracts previously rejected by the Company pursuant to section 365 of the Bankruptcy Code (the "Assumed Contracts").

SECTION 3.21  Cooperation Re: BPU Approval.   The Company agrees to
reasonably cooperate with and provide such assistance as the Purchaser may reasonably request so that BPU Approval may be obtained by Jersey Central Power & Light Company and the Purchaser as promptly as reasonably practicable; provided that the Purchaser acknowledges that the Company is not a party to, and has had no involvement with, the agreements as to which the BPU Approval is being sought and the proceedings taken by Jersey Central Power & Light Company and the Purchaser in connection with seeking the BPU Approval, and nothing in this Section 3.21 affects the obligations of the Purchaser under Section 3.5 hereof , including without limitation the Purchaser's obligations thereunder relating to the condition specified in Section 6.1 (b) as it applies to obtaining the BPU Approval on or prior to the Closing Date; provided further that the Purchaser shall not be entitled to assert any damage claim based on any breach by the Company of its obligations under this Section 3.21.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Purchaser as follows:

SECTION 4.1  Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Company pursuant hereto, to perform its obligations hereunder and thereunder, to consummate the Transactions to be consummated by it and to own and hold its Assets and to conduct its Business as heretofore conducted.

(b) Each Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation set forth in

Schedule 4.1(b). Each Designated Subsidiary has all requisite power and authority to enter into the Transaction Documents to be executed and delivered by it pursuant hereto, to perform its obligations thereunder, to consummate the Transactions to be consummated by it and to own and hold its Assets and to conduct its Business as heretofore conducted.

SECTION 4.2 Authorization. Except for compliance with the notification requirements of the HSR Act (which requirements Purchaser acknowledges have been satisfied) and the filing requirements of ISRA, the Company and each Designated Subsidiary has all requisite power and authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform fully its obligations hereunder and thereunder. Subject to obtaining the Government Consents, this Agreement has been, and upon execution and delivery by the Company and each Designated Subsidiary of all other Transaction Documents to which it is or will be a party, such documents are or will be, duly authorized, executed and delivered and constitute (or with respect to all other Transaction Documents contemplated hereby will constitute) the legal, valid and binding obligations of the Company or such Designated Subsidiary enforceable against the Company or such Designated Subsidiary in accordance with their respective terms.

SECTION 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, (ii) 40,000,000 shares of Class A Common Stock, par value $.01 per share, of which 13,055,597 shares are issued and outstanding and
(iii) 10,000,000 shares of Class B Common Stock, par value $.01 per share, of which 4,070,770 shares are issued and outstanding (such issued and outstanding shares of capital stock are hereafter referred to as the "Existing Shares").

(b) All of the Subsidiary Equity Interests are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company free and clear of any Lien other than (i) Permitted Liens, if any, and (ii) Liens arising through the Purchaser or as a result of the Purchaser's actions. Except as disclosed on Schedule 4.3, there are no outstanding options, warrants or other rights to acquire any Equity Interest in the Company or any Subsidiary that is owned directly by the Company or any Designated Subsidiary.

SECTION 4.4 No Violation of Orders. To the knowledge of the Company, the execution and delivery of this Agreement, the consummation of the Transactions and the performance by the Company and the Designated Subsidiaries of this Agreement and the Transaction Documents will not violate any Order against, or binding upon, the Company, any Designated Subsidiary, or any of their respective Assets, except for violations that would not in the aggregate for all such Persons have, or be reasonably likely to have, a material adverse effect on the Assets of such Persons or the ability of the Company and the Designated Subsidiaries to consummate the Transactions.

SECTION 4.5  Litigation.  Other than the Case and except as set forth on
Schedule 4.5, to the knowledge of the Company, (i) there are no suits, actions or proceedings or (ii) any investigations for which the Company has received written notice (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), in either case, pending or, to the extent the Company has received written notice, threatened against the Company or any Designated Subsidiary or involving any of the Assets owned by any such Person.

SECTION 4.6 Broker. Neither the Company nor any Designated Subsidiary has retained or utilized the services of any broker or finder in connection with the Transactions for which the Company or such Subsidiary could be liable for payment of any amount.

SECTION 4.7 Title to Assets. The Company and each Designated Subsidiary owns and has good title thereto, valid leasehold rights in or, in the case of Intellectual Property Rights, valid rights to use all of its respective Assets, and all such Assets are not co-owned with any other such Person. Upon consummation of the Transactions, the Company or the relevant Designated Subsidiary will have good and valid title thereto, free and clear of any Lien, except for (i) Liens arising through the Purchaser or as a result of the Purchaser's actions; (ii) Permitted Liens and (iii) other Liens, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Company or such Designated Subsidiary or, in the case of material assets, do not materially detract from the value of such assets.

SECTION 4.8 Affiliates. Schedule 4.8 lists all of the Affiliates of the Company and identifies those Affiliates of the Company that have not engaged in any business operations other than the ownership of Assets.

SECTION 4.9 Designated Obligations. The amounts owing by the Company or the relevant Subsidiary with respect to the Liabilities set forth on Schedule
4.9 (the "Designated Obligations") do not exceed the amounts set forth in
Schedule 4.9.

SECTION 4.10 Benefit Plans. None of the Benefit Plans are employee pension benefit plans, as defined in Section 3(2) of ERISA (including multi-employer plans (as defined in ERISA Section 3(37)), no such Benefit Plan has existed within the five-year period prior to the date of this Agreement, and no Benefit Plan is intended to be qualified under Code Section 401(a).

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  The Purchaser represents, warrants and covenants to the Company as follows:

SECTION 5.1 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 5.2 Authority to Execute and Perform Agreements. Except for the Government Consents, the Purchaser has all requisite power and authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder. This Agreement has been, and, subject to obtaining the Government Consents, upon execution and delivery by the Purchaser of the Transaction Documents to which it is a party, such documents will be, duly authorized, executed and delivered and constitute (or with respect to all other Transaction Documents contemplated hereby will constitute) the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

SECTION 5.3 Financing. The Purchaser has the financial ability to consummate the contemplated Transactions.

SECTION 5.4 No Broker. The Purchaser has not retained or utilized the services of any financial advisor, broker or finder in connection with the Transactions for which the Company could be liable for payment of any amount except as otherwise provided herein.

                                  ARTICLE VI

                         CONDITIONS TO THE ACQUISITION

SECTION 6.1 Conditions to the Purchaser's Obligations to Consummate the Acquisition. The obligations of the Purchaser to consummate the Acquisition and the other Transactions to be consummated at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by the Purchaser in writing on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (provided that any representation or warranty qualified by a "materiality" standard shall be deemed not to be so qualified for the purposes of this Section 6.1(a) in order that such representation or warranty not be subject to a "double materiality" standard for the purposes of this Section 6.1(a)) as of September 29, 1995 and as of the Closing Date

(excluding any failure of any such representation and warranty so to be true and correct because of a fact, condition or circumstance of which the Purchaser had knowledge on January 11, 1996), with the same effect as though such representations and warranties had been made on and as of such dates (except representations and warranties that are made as of a specific date need be true and correct only as of such date); and each of the covenants and agreements of the Company and each Subsidiary to be performed during the Closing Period or such other time period as specifically set forth in a particular covenant or agreement shall have been duly performed by the prescribed date or for the duration of the prescribed time period, in all material respects (excluding any failure of any such covenants and agreements so to be duly performed arising from or relating to any fact, condition or circumstance of which the Purchaser had knowledge on January 11, 1996).

(b) Consents. All the Government Consents shall have been received on or prior to the Closing Date.

(c)     No Orders.  On the Closing Date, there
issued by a Governmental Authority of competent jurisdiction in effect that directs that the Transactions not be consummated.

(d) No Material Adverse Effect. With respect to Newark Cogen, there shall have been no material adverse change in the Assets, the operations or the Businesses of such Person since January 11, 1996. Notwithstanding the foregoing in this Section 6.1(d), the violation, revocation, invalidity, non-transferability or non-procurement of any Permit (or any of the terms or provisions thereof or any Laws specifically pertaining to the issuance of any Permit) relating to Newark Cogen at any time, and any other adverse circumstance essentially arising therefrom, shall not be taken into account in determining the occurrence of a material adverse change unless such circumstance arises out of a change in the manner in which Newark Cogen operates its Business after the date hereof.

(e)     The Plan.

        (i) The Bar Date Order, the Disclosure Statement Order and the Ballot and Solicitation Order shall not have been modified, amended, dissolved, revoked or rescinded in any material respect detrimental to the Purchaser.

        (ii) The Plan shall not have been amended, supplemented or modified in any respect other than as permitted by the terms of the Plan.

        (iii) The Confirmation Order shall have been entered, ten (10) days shall have expired since entry of the Confirmation Order, no stay of the Confirmation Order shall be in effect and the Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded.

        (iv) All conditions precedent to the consummation of the Plan on the Effective Date (other than the satisfaction or waiver of the conditions of the obligations of the Purchaser set forth in Section 6.1 or the Company set forth in Section 6.2) shall have been satisfied or waived as provided therein.

        (v) The Company shall have complied in all material respects with the Bankruptcy Code, the Bankruptcy Rules and all orders promulgated thereunder.

        (f)     Certain Closing Deliveries.

        (i) Opinion of Counsel. The Purchaser shall have received from the Company an opinion of Sills, Cummis, Zuckerman, Radin, Tischman, Epstein & Gross, counsel to the Company, as to this Agreement having been duly authorized by the Bankruptcy Court as expressly set forth in the Confirmation Order and the Confirmation Order being in full force and effect on the Closing Date, subject to customary assumptions and qualifications, including without limitation those assumptions and qualifications set forth on Exhibit H hereto.

        (ii) Management Agreement. The Company shall have entered into the Management Agreement with the Purchaser or one or more of its Affiliates.

        (iii) DIP Loan Amendment. The Company shall have entered into the DIP Loan Amendment with the Purchaser.

        (iv) Other Documents. The Purchaser shall have received from the Company or the relevant Subsidiary any other documents required to be delivered by the Company or such Subsidiary to the Purchaser pursuant to the provisions of this Agreement, the Transaction Documents and the Plan.

(g) Simultaneous Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the Transactions contemplated to be consummated at the Closing shall occur simultaneously.

(h) Exercise of Rights under Liens. The Businesses (and the related Assets thereof) of Newark Cogen and Parlin Cogen shall not have been sold, assigned, transferred or delivered to any Person (other than the Purchaser or one or more of its Affiliates) through the enforcement of any Lien.

(i) Certificate of Incorporation, By-laws and Other Related Agreements. The Company shall have caused its Certificate of Incorporation and its By-laws to be amended and restated in the form of the New By-laws and the New Certificate of Incorporation.

SECTION 6.2 Conditions to the Obligation of the Company to Consummate the Acquisition. The obligation of the Company to consummate the Acquisition and the other Transactions to be consummated at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by the Company on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects (provided that any representation or warranty qualified by a "materiality" standard shall be deemed not to be so qualified for the purposes of this Section 6.2(a)) in order that such representation or warranty not be subject to a "double materiality" standard for the purposes of this Section 6.2(a) as of September 29, 1995, and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the such dates (except representations and warranties that are made as of a specific date need be true and correct only as of such date); and each of the covenants and agreements of the Purchaser to be performed during the duration of the Closing Period or such other time period as specifically set forth in a particular covenant or agreement shall have been duly performed by the prescribed date or for the duration of the prescribed time period, in all material respects.

(b) No Orders; Government Consents. On the Closing Date, there shall be no Order of any nature issued by a Governmental Authority of competent jurisdiction in effect that directs that the Transactions not be consummated. All of the Government Consents shall have been received on or prior to the Closing Date.

(c) Entry of the Confirmation Order; Consummation of the Plan. The Confirmation Order shall have been entered, ten (10) days shall have expired since entry of the Confirmation Order, no stay of the Confirmation Order shall be in effect, the Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and all conditions precedent to the consummation of the Plan on the Effective Date (other than the satisfaction or waiver of the conditions to the obligations of the Purchaser set forth in
Section 6.1 and the Company set forth in Section 6.2) shall have been satisfied or waived as provided therein.

(d)     Certain Closing Deliveries.

        (i) Good Standing. The Company shall have received from the Purchaser a certificate as to the good standing of the Purchaser from the Secretary of State of Delaware which shall be dated no more than one (1) Business Day prior to the Closing Date.

        (ii) Co-Investment Agreement. The Purchaser and the Company shall have entered into the Co-Investment Agreement.


        (iii) Loan Documents. Unless the NRG Newark Cogen Loan is not required to be made pursuant hereto, the Purchaser and Newark Cogen (and/or, if applicable, the Company) shall have entered into the NRG Newark Cogen Loan Documentation; and unless the NRG Mandatory Supplemental Loan is not required to be made pursuant hereto, NRG and the Company shall have entered into the NRG Supplemental Loan Documentation.

        (iv) Management Agreement. The Purchaser or one or more of its Affiliates shall have entered into the Management Agreement with the Company.

        (v) Other Documents. The Company shall have received from the Purchaser any other documents required to be delivered by the Purchaser to the Company pursuant to the provisions of this Agreement, the Transaction Documents or the Plan.

(e)     ISRA Approval.  The Company shall have obtained ISRA Approval.

                                  ARTICLE VII

                  AMENDMENT; TERMINATION; LIQUIDATED DAMAGES

SECTION 7.1 Amendment. Subject to any Bankruptcy Court approval requirement that may be applicable, this Agreement may be amended by the written agreement of the Company and the Purchaser at any time prior to the Closing Date.

SECTION 7.2 Termination. This Agreement may be terminated prior to the Closing as follows (the actual date on which this Agreement is terminated being referred to herein as the "Termination Date"):

(a) at any time on or prior to the Closing Date, by mutual written consent of the Purchaser and the Company;

(b) at the election of the Company, if any one or more of the conditions to the obligations of the Company to close as set forth in Section 6.2 has not been fulfilled prior to the Outside Date;

(c) at the election of the Purchaser, upon the terms specified in Section 3.11(e) or if any one or more of the conditions to the obligations of the Purchaser to close as set forth in Section 6.1 has not been fulfilled prior to the Outside Date;

(d) at the election of the Company, if the Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the Outside Date;

(e) at the election of the Purchaser, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the Outside Date;

(f) by either the Purchaser or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions (which the party seeking to terminate this Agreement shall have used all reasonable efforts to have lifted or reversed) and such Order shall have become final and nonappealable; or

(g) by either the Purchaser or the Company if the Closing has not occurred on or before March 15, 1996 (the "Outside Date"), time being of the essence; provided that, if the Closing shall not have occurred on or before March 15, 1996 solely because ISRA Approval and/or BPU Approval shall not then have been received, the Outside Date automatically shall be extended until the earlier of
(i) five (5) Business Days after the first date on which both ISRA Approval and BPU Approval shall have been received or (ii) May 15, 1996.

SECTION 7.3 Effect of Termination. If this Agreement is terminated and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, except that any such termination shall be without prejudice to the rights and obligations of the parties hereto under Section 7.4.

SECTION 7.4 Minimum Damages if Breach by Purchaser. If the Closing does not occur as a result of a material breach by the Purchaser of its obligations under this Agreement, the Company shall be entitled to a minimum damage amount of $1,000,000.

SECTION 7.5  Limitation on Purchaser's Damages

(a) If the Closing does not occur as a result of a material breach or breaches by the Company of its obligations under this Agreement, then the Purchaser shall be entitled to payment of the Termination Expenses and Termination Fee. Payment of the Termination Expenses and Termination Fee shall
(i) be full consideration for the Purchaser's and its Affiliates' efforts and expenses in connection with the letters of intent, this Agreement, the Plan, the other Transaction Documents and all Transactions contemplated thereby, including the substantial due diligence efforts of the Purchaser and its Affiliates and their professionals and advisors, and (ii) constitute liquidated and agreed damages in respect of this Agreement and the Transactions, and the Company shall have no further liability to the Purchaser or its Affiliates.
The Purchaser believes that it is impossible to determine accurately the amount of all damages that it would incur by virtue of a breach by the Company of its obligations to proceed with the Transactions, and its sole and exclusive remedy for any such breach shall be to receive payment of the Termination Expenses and Termination Fee. Except as provided in this Section 7.5(a), the Purchaser shall have no right or remedy against the Company, at law or in equity, by reason of a breach by the Company of its obligation to proceed with the Transactions.

(b) The Termination Expenses and Termination Fee shall constitute first priority administrative expenses of the Company pursuant to section 503(b) of the Bankruptcy Code and shall be paid upon the entry of any Order of the and after the Outside Date until payment in full of the Termination Fee and the Termination Expenses, interest shall accrue on any unpaid portion of the Termination Fee and the Termination Expenses at a rate per annum equal to the prime commercial lending rate announced from time to time by The Chase Manhattan Bank, N.A.


                                 ARTICLE VIII

                                  [RESERVED]

                                  ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1 Expenses. Except as otherwise provided herein, the parties hereto shall bear their own respective costs and expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the Transactions.

SECTION 9.2 Entire Agreement; Disclosures in Writing. Except as otherwise contemplated herein, this Agreement together with the Exhibits and Schedules hereto, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 9.3 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument.

SECTION 9.4 Headings; Table of Contents. The section and paragraph headings contained in this Agreement and the table of contents (other than the Table of Definitions) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 9.5 Notices. All notices hereunder shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a)     if to the Company, to:

O'Brien Environmental Energy
225 South 8th Street
Philadelphia, PA  19106
Attention:  John Kelly
Telephone:  215-627-5500
Telecopier: 215-922-5227

With a copy to:

Sills, Cummis, Zuckerman, Radin,
  Tischman, Epstein & Gross, P.A.
One Riverfront Plaza
Newark, NJ  07102
Attention:  Robert Crane, Esq.
Telephone:  201-643-7000
Telecopier: 201-643-6500

(b)     if to Purchaser, to:

NRG Energy, Inc.
1221 Nicollet Mall, Suite 700
Minneapolis, MN  55403
Attention:  Vice President, Business Development
Telephone:  612-373-5300
Telecopier: 612-373-5430

With copies to:

NRG Energy, Inc.
Legal Department
1221 Nicollet Mall, Suite 700
Minneapolis, MN  55403
Attention:  Vice President and General Counsel
Telephone:  612-373-5300
Telecopier: 612-373-5392

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

SECTION 9.6 Governing Law; Jurisdiction of Court. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to performed entirely within such state and, to the extent applicable, the Bankruptcy Code. All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the Bankruptcy Court and the parties hereto each submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of adjudicating any such dispute.

SECTION 9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY COURT IN WHICH SUCH LITIGATION MAY BE BROUGHT.

SECTION 9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder; provided that, upon the occurrence of the Closing, Wexford shall be a third party beneficiary with respect to the Liquidating Asset Management Agreement and to Wexford's right to designate directors of the Reorganized Company pursuant to Section 3.7.

SECTION 9.9 Survival of Representations and Warranties; Limited Remedies. The representations and warranties of the parties set forth in this Agreement shall not survive the Closing. Notwithstanding anything in this Agreement to the contrary, in the event the Company or any Designated Subsidiary breaches any of its obligations under this Agreement, the Purchaser shall have the remedies provided in Sections 3.12, 7.2 and 7.5 of this Agreement.

SECTION 9.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any Person appointed for or in connection with any chapter 11 case involving the Company or any Subsidiary in any subsequent case under the Bankruptcy Code in which the Company or such Subsidiary may be debtor. Except as provided in the preceding sentence, this Agreement and the rights and remedies hereunder, shall are not assignable by the Company or the Purchaser, except that the Purchaser may assign its rights and remedies hereunder to any one or more of its Affiliates.

SECTION 9.11  Further Assurances.

(a) The Company, on the one hand, and the Purchaser, on the other, agree, to the extent necessary (and only to such extent), on or any time after the Closing Date, to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such actions, as the other may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

(b) The Purchaser agrees that, after the Closing, it shall take reasonable efforts to ensure that the New Common Stock is, as promptly as practicable, listed on an appropriate national securities exchange and, to the extent practicable, actively traded.

SECTION 9.12  Waivers and Amendments; Non-Contractual Remedies.  This
Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereby may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as otherwise provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder, nor any single or partial exercise of any such right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                                   ARTICLE X

                                  DISCLAIMER

Without limiting the representations, warranties, covenants and agreements set forth herein, the Purchaser acknowledges and agrees that the Purchaser and its Representatives and Affiliates have the experience and knowledge to evaluate the Assets and the related Businesses of the Company and its Subsidiaries; that the Purchaser and its Representatives have had access to such information and documents and to such of the Real Property and tangible personal property relating thereto as the Purchaser and its Representatives and Affiliates shall have requested to see and/or review; that the Purchaser and its Representatives have had a full opportunity to meet with appropriate management and employees of the Company and its Subsidiaries, as well as with any other Persons as the Purchaser may have desired to communicate with, to discuss any matter relating to such Assets, Businesses or Subsidiaries; and that, in determining to acquire the Purchased Shares, the Purchaser and its Representatives have made their own investigation into, and based thereon, the Purchaser has formed an independent judgment concerning all of the same. IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT THE PURCHASER SHALL ACCEPT THE CONDITION OF THE ASSETS "AS IS, WHERE IS" WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, QUALITY, TYPE, VALUE OR STATUS OF SUCH PROPERTY OR BUSINESSES; PROVIDED, THAT THE PURCHASER MAY RELY PRIOR TO THE CLOSING ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND THE FOREGOING SHALL NOT LIMIT THE AGREEMENTS AND COVENANTS SET FORTH HEREIN.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date above-written.

                                O'BRIEN ENVIRONMENTAL ENERGY, INC.



                                By: /s/ John B. Kelly
                                   ---------------------------------------
                                   Name: John B. Kelly
                                   Title: Chief Administrative Officer


                                NRG ENERGY, INC.




                                 By: /s/ Craig A. Mataczynski
                                    ---------------------------------------
                                     Name: Craig A. Mataczynski
                                     Title: Vice President, U.S. Business
                                             Development





WA952080.105/171+

                                                                   Schedule 3.20


                              REJECTED CONTRACTS



1. Lease Agreement, as amended, between Pennsport Partnership, as lessor, and O'Brien with respect to the premises/grounds known as Reynolds-Morris House, 225 South Eighth Street, Philadelphia

2. Lease Agreement between Pennsport, as lessor, and O'Brien with respect to the premises at 231 South Eighth Street, Philadelphia

3. Lease Agreement between Christiana River Holdings, LTD and O'Brien with respect to real estate located at 100 South West Street, Wilmington

4. Lease Agreements between Berger & Co., as lessor, and O'Brien for 218 South Eighth Street, Philadelphia

5. Lease Agreement between 1401 Arcadia Road, as lessor, and O'Brien for 1401 Service Road, Lancaster

6. All vehicle leases and all equipment leases relating to the above properties

7. Consulting Agreement with Bradley Resources Company and Combined Energy Companies dated January 18, 1993

                                                                 Schedule 4.1(b)


With respect to all Designated Subsidiaries, the state of incorporation is Delaware, and each Designated Subsidiary is validly existing and in good standing in Delaware.

                                                                    Schedule 4.3


         Outstanding Warrants, Options and Rights to Acquire Interest


The Company has no outstanding warrants and options except as disclosed in any document required to be filed by the Company pursuant to the Securities Exchange Act of 1934.

Pursuant to Section 7.05 of the Second Amended and Restated Articles of Limited Partnership of O'Brien California Cogen Limited A California Limited Partnership, dated as of March 29, 1990 among O'Brien Cogeneration, Inc. II as general partner and Artesia Turbine Cogeneration Corporation as limited partner, the sale of O'Brien Cogeneration, Inc. II's partnership interest is subject to a first right to purchase by other partners.

The Revocable Trust of Marcia Reines Perelman may claim to have various rights of first refusal with respect to O'Brien (Philadelphia) Cogeneration, Inc., and the underlying project.

                                                                    Schedule 4.5



                                  LITIGATION


1. Parties: BBC/DRI Blacklick Joint Venture, Plaintiff v. O'Brien Methane Production, Inc., Defendant.
        Court:  American Arbitration Association, Philadelphia, PA.

2. Parties: Georgie Ann Eley, Individually and as Administrator ad Prosequendum on behalf of the Estate of Joseph Eley, Jr., deceased, and as General Administratrix on behalf of Tomicka Yolanda Eley and Joseph Eley, 3rd, infant, Plaintiffs v. O'Brien (Newark) Cogeneration, Inc., Hawker Siddeley Construction Co., Arthur Architect, ABC Company, XYZ Inc., John Doe, Jane Doe, Richard Roe, Peter Poe and Manny Moe (fictitious names), Defendants, and O'Brien (Newark) Cogeneration, Inc., Defendant/Third Party Plaintiff v. Hawker Siddeley Group, PLC and John Brown, Inc., Third Party Defendants.
Court:  Superior Court of New Jersey, Law Division, Essex County.

3. Parties: Kelly Ann Motichka, Individually and as Administrator ad Prosequendum and General Administrator on behalf of the Estate of Andrew Motichka, deceased, and as guardian ad litem on behalf of Katelyn Motichka, infant, and Mary Motichka, Plaintiffs v. O'Brien (Newark) Cogeneration, Inc., Hawker Siddeley, John Brown, Inc. (for discovery purposes only), ABC Company, DEF Company, HIJ Company, KMN Company, John Doe, Richard Roe, Peter Poe, Paul Coe, Mary Moe and Sally Loe (fictitious names), Defendants, and O'Brien (Newark) Cogeneration, Inc., Defendant/ Third Party Plaintiff v. John Brown, Inc., Third Party Defendant.
Court:  Superior Court of New Jersey, Law Division, Essex County.

4. Parties: Bridget E. McLoughlin, Individually and as Administrator ad Prosequendum and General Administrator of the Estate of Michael A. McLoughlin, deceased, Patrick J. McLoughlin, Patrick J. McLoughlin, Jr., and Regina Mary McLoughlin, Plaintiffs v. O'Brien (Newark) Cogeneration, Inc., Hawker Siddeley Construction Co., Arthur Architect, ABC Company, XYZ Inc., John Doe, Jane Doe, Richard Roe, Peter Poe and Manny Moe (fictitious names), Defendants, and O'Brien (Newark) Cogeneration, Inc., Defendant/Third Party Plaintiff v. Hawker Siddeley Group, PLC and John Brown, Inc., Third Party Defendants.
        Court:  Superior Court of New Jersey, Law Division, Essex County.

5. Parties: O'Brien (Newark) Cogeneration, Inc., Plaintiff v. Federal Insurance Company, Defendant.
        Court:  Superior Court of New Jersey, Law Division, Essex County.

6. Parties: Tech-Site, Inc., a Virginia corporation, Plaintiff v. O'Brien Energy Services Company, a Delaware Corporation, Defendant.
        Court:  Circuit Court for the County of Henrico.

7. Parties: CNF Constructors, Inc. v. Hawker Siddeley Power Engineering, Inc., O'Brien Cogeneration (Hartford) Inc. and O'Brien Cogeneration (Hartford) Limited Partnership.
        Court:  Superior Court, Judicial District of New Haven, Connecticut.

8. Parties: James M. Blackman and Virginia Frantz, on behalf of themselves and all persons similarly situated, Plaintiffs v. O'Brien Environmental Energy, Inc., Frank L. O'Brien, III, Joel D. Cooperman, William Forman, Bruce L. Levy and Sanders Newman, Defendants.
        Court:  United States District Court, Eastern District of Pennsylanvia.

9. Parties: Pueblo Chemical, Inc., Plaintiff v. O'Brien Environmental Energy, Inc., Frank L. O'Brien, III, Joel D. Cooperman, William Forman and Charles L. Andes, Defendants.
        Court: Court of Chancery of the State of Delaware in and for New Castle County.

10. Parties: Resolution Trust Corporation, in its capacity as Receiver for Atlantic Financial Savings, F.A., Plaintiff v. Clarence J. O'Brien, II, Frank
L. O'Brien, III, O'Brien Energy Systems, Inc., O'Brien Mobile Power Rental Company, III, Enterprises, Inc., III, Enterprises, Inc. I, Puma Manufacturing Ltd., Puma Power Plant Limited, O'Brien Power Equipment, Inc., and Powerhouse Contractors, Inc., Defendants.
        Court:  United States District Court, Eastern District of Pennsylvania.

11. Parties: Alan G. Stevens, on behalf of himself and all persons similarly situated, Plaintiff v. O'Brien Environmental Energy, Inc., Frank L. O'Brien, III, Joel D. Cooperman, William Forman, Bruce L. Levy, Sanders Newman and Morgan Guaranty Trust Co., Defendants.
        Court:  United States District Court, Eastern District of Pennsylvania.

12. Parties: David B. Zlotnick, individually and on behalf of all those similarly situated, Plaintiff v. O'Brien Environmental Energy, Inc., Defendant.
        Court:  Court of Common Pleas, Philadelphia County, Pennsylvania.

13. Parties: Hawker Siddeley Power Engineering, Inc. v. O'Brien California Cogen Limited, a California Limited Partnership, O'Brien Cogeneration, Inc. II and O'Brien Energy Systems, Inc.
        Court:  District Court of Harris County, Texas, 157th Judicial District.

14. Parties: Manus Corporation, Plaintiff v. O'Brien Energy Systems, Inc., Defendant.
        Court: Court of Common Pleas, Allegheny County, Pennsylvania, Civil Division.

15. Parties: O'Brien Energy Systems, Inc., a Delaware Corporation, Plaintiff v. Pacific Gas & Electric Company, a California Corporation, and Does 1 through 50, inclusive, Defendants.
        Court: Superior Court of the State of California, County of San
Francisco.

16.     Parties:  Timothy R.E. Keeney, Commissioner of Environmental Protection
v. O'Brien Cogeneration (Hartford), Inc.
        Court:  Superior Court, Judicial District of Hartford.

17. Parties: GEC Alsthom International, Inc. v. O'Brien Energy Services Company, Stewart & Stevenson Operations, Inc. and ABC Company, a fictitious name.
        Court:  Superior Court of New Jersey, Law Division, Essex County.

18. Parties: International Capital Funding Corporation and International Funding Resources, Inc., Plaintiffs v. Rocoda Environmental Systems, Inc., Robert Kuhnle Recovery Corporation of America, The Renwick Organization and O'Brien Energy Services Company, Defendants.
        Court:  Circuit Court of Florida, 17th Judicial Circuit, Broward County.

19. Parties: Michael Brady and Beverly Brady, Plaintiffs v. Ecolochem, Inc., The Newark Group, Inc. and Newark Boxboard, Inc., Defendants. (The Newark Group, Inc. and Newark Boxboard, Inc. have made a demand on O'Brien (Newark) Cogeneration, Inc. for indemnity and defense.)
        Court:  Superior Court of New Jersey, Law Division, Middlesex County.

20. United States Environmental Protection Agency audit letter re: O'Brien (Parlin) Cogeneration dated April 12, 1995.

21. Dispute between Adex International, Inc. and O'Brien Energy Services Company relating to a $50,000 deposit paid by O'Brien Energy Services Company to Adex International, Inc. and other monies allegedly owed by O'Brien Energy Services Company to Adex International, Inc.

                                                                    Schedule 4.8


                                  AFFILIATES


Enercol Energy Systems, Ltd.
Gasoo 29, Inc, I *
O'Brien (Antioch) Cogen, Inc.*
O'Brien Biogas, Inc. II*
O'Brien Biogas (Hamms), Inc. *
O'Brien Biogas (Orange County), Inc. *
O'Brien Cogeneration (Hartford) Inc. *
O'Brien Delaware Investment Holding Company *
O'Brien Energy Europe, Ltd.
O'Brien Energy Offshore, Inc *
O'Brien Energy Services Company
O'Brien Energy Systems, Inc. *
O'Brien Fuel Management Corp.
O'Brien Fuels, Inc. *
O'Brien Methane Production, Inc. *
O'Brien (Newark) Cogeneration, Inc.
O'Brien Newark Supply Corporation *
O'Brien (Parlin) Cogeneration, Inc.
O'Brien Parlin Supply Corporation *
O'Brien (Philadelphia) Cogeneration, Inc.
O'Brien Quincy, Inc. *
O'Brien (Riverdale) Cogeneration, Inc. *
O'Brien Riverdale Supply, Inc. *
O'Brien Salinas, Inc. *
O'Brien Salinas Supply Corporation *
O'Brien (Schuylkill) Cogeneration, Inc.
O'Brien Sociedad Anonima *
O'Brien (South Chicago) Cogeneration, Inc. *
O'Brien (South Lee) Cogeneration, Inc. *
O'Brien Supply Inc. I *
O'Brien Supply Inc. II *
O'Brien (Tinicum) Standby Power, Inc. *
Philadelphia Biogas Supply, Inc. *
Philadelphia Ventures, Inc.*
Power Property Consultants, Inc. *
Powerent, Inc. *
Puma Power Plant Limited
SDN Power, Inc. *
Grays Ferry Cogeneration Partnership
Indian Nation Illuminating Company *
Kartret Switchgear Ltd.
O.B.E. Fuel Management, Inc. *
O'Brien (Newark) Fuel
Management, Inc. *
O'Brien (Parlin) Fuel Management, Inc. *
O'Brien California Cogen Limited
O'Brien Cogeneration (Hartford) Limited Partnership
O'Brien Mobile Power Rental Company *
O'Brien Power Equipment, Inc.
O'Brien Thermal Technologies, Inc. *
O'Brien Salinas Supply Corporation, I *
American Hydrotherm Corporation
American Thermotech, Inc. *
Burr Controls, Inc.
PoweRent Limited
Puma Export Finance Ltd.
Puma Far East, Ltd.
Puma Freight Forwarding Ltd.
Puma Manufacturing Ltd.

Asterisk indicates that such Affiliate has not engaged in any business operations other than the ownership Assets.

                                                                    Schedule 4.9

                            DESIGNATED OBLIGATIONS

1. Obligation to NatWest in respect of the Parlin facility in an aggregate principal amount of $60,310,000 as of June 30, 1995 plus accrued interest thereon.

2. Obligations to NatWest in respect of the Newark facility in an aggregate principal amount of not more than $25,010,000 as of June 30, 1995.

3. Obligations to Beldon and Blake in respect of the Methane Production Facilities in an aggregate principal amount of not more than $1,066,000 plus accrued interest thereon.

4. Obligations to Jefferson Bank, formerly The Bank of Chester County, under a Note and Mortgage Security Agreement dated August 24, 1993 in an aggregate principal amount of $472,482 as of June 30, 1995 plus accrued interest thereon in the amount of $8,013 plus late charges in the amount of $4,888.